Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-196682 on Form N-2 of our report dated April 22, 2015, relating to the consolidated financial statements and financial highlights for the period ended February 28, 2015 of BlackRock Debt Strategies Fund, Inc. and Subsidiary (the “Fund”), appearing in the Annual Report on Form N-CSR for the year ended February 28, 2015, and to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 25, 2015